UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 14, 2009

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on October 14, 2009, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of Genworth Financial Inc. (the “Company”) increased the size of the Board to eleven directors and elected Christine B. Mead and Thomas E. Moloney as new independent directors. As of the date of election, Ms. Mead and Mr. Moloney will each participate in the Company’s compensation plans for non-management directors, as disclosed in Company’s 2009 annual meeting proxy statement. It is anticipated that the Board will determine Ms. Mead’s and Mr. Moloney’s committee appointments in the future.

Ms. Mead was the Executive Vice President and Chief Financial Officer of Safeco Corporation and the Co-President of the Safeco insurance companies prior to her retirement on December 31, 2005. Prior to joining Safeco in 2002, Ms. Mead served in various roles at Travelers Insurance Companies from 1989 to 2001, including Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Controller. Ms. Mead also served with Price Waterhouse LLP from 1980 to 1989, and with Deloitte Haskins & Sells in the United Kingdom from 1976 to 1980. Ms. Mead is on the board of People for Puget Sound and an advisory member of Outward Bound, both non-profit organizations. Ms. Mead received a Bachelor of Science degree in Accounting from University College Cardiff, United Kingdom.

Mr. Moloney was the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. prior to his retirement on December 1, 2004. Mr. Moloney also served as the interim Chief Financial Officer of MSC – Medical Services Company from December 31, 2007 to March 31, 2008. Mr. Moloney served in various roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 2004, including Chief Financial Officer, Controller, and Senior Accountant. Mr. Moloney received a Bachelor of Arts in Accounting from Bentley College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: October 14, 2009	By:	/s/ Leon E. Roday
Leon E. Roday
Senior Vice President, General Counsel and Secretary

3